Exhibit (d)(5)
Amendment Two to
Amended and Restated Subadvisory Agreement
The Amended and Restated Subadvisory Agreement between Columbia Management Investment Advisers, LLC (“Columbia Management”) and Threadneedle International Limited (“TINTL”) dated June 11, 2008, is amended as follows:
Schedule 1
Schedule 1 to the Agreement is deleted and replaced in its entirety by the following Schedule 1:
SCHEDULE 1

	Assets under management
	$0-150	next $500	next $500
	million	million	million	thereafter
Funds	bps	bps	bps	bps
Columbia Emerging Markets Opportunity Fund	45	40	35	30
Columbia Variable Portfolio — Emerging Markets Opportunity Fund	45	40	35	30
Columbia European Equity Fund	35	30	25	20
Columbia Global Equity Fund	35	30	25	20
Columbia Multi-Advisor International Equity Fund	35	30	25	20
Threadneedle International Opportunity Fund	35	30	25	20
Columbia Variable Portfolio — International Opportunity Fund	35	30	25	20

	Assets under management
	$0-250	next $250
	million	million	thereafter
Funds	bps	bps	bps
Columbia Asia Pacific ex-Japan Fund	50	45	40
Columbia Global Extended Alpha Fund	70	65	60
Threadneedle Global Equity Income Fund	45	40	35

Assets under
management
On all assets
Fund	bps
Columbia Absolute Return Emerging Markets Macro Fund	60

The rates shown above apply to the corresponding portion of the respective portfolio. For example, if the average daily net assets for the Columbia Emerging Markets Opportunity Fund for a given month are $650 million, then the applicable rates shall be 45 bps on $150 million and 40 bps on the remaining $500 million.
Performance Fee Adjustment
1. The fees payable to TINTL by Columbia Management shall be subject to adjustment as set out below.
2. For each Fund listed below in Column A, the amount of the adjustment to the fees payable to TINTL, whether positive or negative, shall be equal to one-half (1/2) of the performance incentive adjustment (“PIA”) made to the investment management fee that Columbia Management is entitled to under the terms of the Advisory Agreement. For each Fund listed below in Column B, the amount of the adjustment to the fees payable to TINTL, whether positive or negative, shall be equal to all of the PIA made to the investment management fee that Columbia Management is entitled to under the terms of the Advisory Agreement.

Column A	Column B
(TINTL paid one-half of PIA)	(TINTL paid all of PIA)
Columbia Emerging Markets Opportunity Fund	Columbia Asia Pacific ex-Japan Fund
Columbia Variable Portfolio — Emerging Markets Opportunity Fund	Columbia Global Extended Alpha Fund
Columbia European Equity Fund	Threadneedle Global Equity Income Fund
Columbia Global Equity Fund
Threadneedle International Opportunity Fund
Columbia Variable Portfolio — International Opportunity Fund
3. For each Fund listed in the table below (consistent with the table in the Advisory Agreement), the PIA will be determined monthly and will be based on the percentage difference over a rolling 12-month period between the performance of one Class A (Class R5 for Columbia Asia Pacific ex-Japan Fund) share of the Fund and the change in the PIA benchmark index that appears in the prospectus for the Fund (Index). The performance difference determines the exact adjustment rate. The adjustment rate, computed to five decimal places, is determined in accordance with the table below, and is applied against the average daily net assets for the applicable 12-month rolling period.

Columbia Asia Pacific ex-Japan Fund
Columbia Emerging Markets Opportunity Fund
Columbia Variable Portfolio — Emerging Markets Opportunity Fund
Columbia European Equity Fund
Columbia Global Equity Fund
Threadneedle Global Equity Income Fund
Threadneedle International Opportunity Fund
Columbia Variable Portfolio — International Opportunity Fund

Performance
difference	Adjustment rate
0.00% — 0.50%	0
0.50% — 1.00%	6 basis points times the performance difference in excess of 0.50% times 100 (maximum of 3 basis points if a 1% performance difference) [6bps x (PD — 0.50%) x 100]
1.00% — 2.00%	3 basis points, plus 3 basis points times the performance difference in excess of 1.00% times 100 (maximum 6 basis points if a 2% performance difference) [3bps + 3bps(PD — 1.00%) x 100]
2.00% — 4.00%	6 basis points, plus 2 basis points times the performance difference in excess of 2.00% times 100 (maximum 10 basis points if a 4% performance difference) [6 bps + 2bps(PD — 2.00%) x 100]
4.00% — 6.00%	10 basis points, plus 1 basis point times the performance difference in excess of 4.00% times 100 (maximum 12 basis points if a 6% performance difference) [10 bps + 1bp(PD — 4.00%) x 100]
6.00% or more	12 basis points
For example, if the performance return of one Class A share of the Fund is 5.38% and the Index performance is 3.00%, so that the performance difference is 2.38%, the adjustment rate is 0.000676 [0.0006 (6 basis points) plus 0.0002 (2 basis points) x 0.0038 (the 0.38% performance difference in excess of 2.00%, or 2.38% — 2.00%) x 100]. Rounded to five decimal places, the adjustment rate is 0.00068.
Fees payable to TINTL will be adjusted up or down in an amount equal to either: (i) for Columbia Asia Pacific ex-Japan Fund and Threadneedle Global Equity Income Fund, the full amount determined by applying the adjustment rate to the amounts payable under the Advisory Agreement or (ii) for Columbia Emerging Markets Opportunity Fund, Columbia Variable Portfolio — Emerging Markets Opportunitiy Fund, Columbia European Equity Fund, Columbia Global Equity Fund, Threadneedle International Opportunity Fund, and Columbia Variable Portfolio — International Opportunity Fund, one-half of the amount determined by applying the adjustment rate to the amount payable under the Advisory Agreement.
The 12-month comparison period rolls over with each succeeding month, so that it always equals 12-months, ending with the month for which the performance adjustment is being computed.
Transition Period
The performance incentive adjustment will not be calculated for the first 6 months from the inception of a Fund. After 6 full calendar months, the PIA will be determined using the average assets and performance difference over the first 6 full calendar months, and the adjustment rate will be applied in full. Each successive month an additional calendar month will be added to the performance adjustment computation. After 12 full calendar months, the full rolling 12-month period will take effect.
4. For Columbia Global Extended Alpha Fund, the PIA will be determined monthly and will be based on the annualized percentage difference over a rolling 36-month period between the performance of one Class A share of the Columbia Global Extended Alpha Fund and the change in the PIA benchmark index that appears in the prospectus for the Columbia Global Extended Alpha Fund (Index). The performance difference determines the exact adjustment rate. The adjustment rate, computed to five decimal places, is determined in accordance with the table below, and is applied against the average daily net assets for the applicable 36-month rolling period.
Columbia Global Extended Alpha Fund

Performance
difference	Adjustment rate
0.00% — 1.00%	0
1.00% — 6.00%	10 basis points times the performance difference in excess of 1.00% times 100 (maximum of 50 basis points if a 6% performance difference) [10bps x (PD — 1.00%) x 100]
6.00% or more	50 basis points
For example, if the performance return of one Class A share of the Fund is 5.38% and the Index performance is 3.00%, so that the performance difference is 2.38%, the adjustment rate is 0.00138 [0.0010 (10 basis points) x 0.0138 (the 1.38% performance difference in excess of 1.00%, or 2.38% — 1.00%) x 100]. Rounded to five decimal places, the adjustment rate is 0.00138.
Fees payable to TINTL will be adjusted up or down in an amount equal to the full amount determined by applying the adjustment rate to the amounts currently payable under the Advisory Agreement.
Transition Period
The PIA will not be calculated for the first 24 months from the inception of the Fund. After 24 full calendar months, the performance fee adjustment will be determined using the average assets and performance difference over the first 24 full calendar months, and the adjustment rate will be applied in full. Each successive month an additional calendar month will be added to the performance adjustment computation. After 36 full calendar months, the full rolling 36-month period will take effect.

In witness whereof, the parties have caused this Amendment to be executed by their officers designated below as of this 30 day of March, 2011.

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC	THREADNEEDLE INTERNATIONAL LIMITED

By:	/s/ Michael A. Jones Signature	By:	/s/ Philip J. Reed Signature

Name:	Michael A. Jones Printed	Name:	Philip J. Reed Printed

Title:	President Printed	Title:	Director Printed